Exhibit 10.21

COMMUNITY FIRST BANKSHARES, INC.

March 12, 2001

David Lee

Community First Bankshares, Inc.

Fargo, ND

RE: Severance Package and Notice of Termination of Change in Control Agreement

Dear David:

As a result of Community First Bankshares, Inc.’s (“CFB”) need to restructure its workforce and eliminate certain positions, we are offering you a severance package which recognizes your long term contributions to CFB.  By this reference, we also incorporate the terms of the Change in Control Agreement executed by you and CFB on December 1, 1998.  This letter (hereinafter “Agreement”) describes our agreement regarding the termination of your employment, no later than February 28, 2002 (the “Termination Date”).  This letter also serves as written notice terminating the Change in Control Agreement effective December 31, 2001, pursuant to Paragraph 2 thereof. If, after reading this letter, you feel there is any discrepancy between our conversations and the content of this letter, please contact me.

We are offering to provide you with the following benefits in connection with the termination of your employment with CFB:

(1)                                  We will pay you a severance payment equal to two year’s base compensation at your most recent annual rate of pay, less all applicable federal and state tax and FICA withholdings.  You will have the option to receive this payment in either a lump-sum, or in bi-weekly installments beginning on CFB’s first bi-weekly payday, following expiration of the full rescission period for your release, or if later, the first bi-weekly payday following your Termination Date. If you should die before you receive all of your severance payments, any remaining severance payments will be paid to the personal representative of your estate.

(2)                                  You will have the right, as of your Termination Date, to continue your group health, dental and/or vision coverage for up to 18 months, pursuant to applicable federal and state continuation coverage laws, including COBRA, provided you make the appropriate written elections to continue your group coverage.  CFB will pay the employer’s portion of such premium(s) for the duration of such continuation coverage, and you will be responsible for payment of the employee share of such premium(s). Thereafter, you may also continue to participate in CFB’s then–current group insurance plan for an additional 24 months at your own expense, providing you are not eligible for coverage under another plan of group insurance. Information and election forms concerning continuation of your group health, dental and/or vision coverage will be mailed to you under separate cover.  All rights that you may have under CFB’s benefit plans are subject to the terms of the plans, applicable law and the continuation of said plans for active employees.

(3)                                  We will pay you any accrued, unused PTO in your account as of your Termination Date.

(4)                                  You will be entitled to receive 401(k) Plan contributions to your Plan accounts for Plan Year 2001, based upon your earnings.

(5)                                  The Company will modify, in the form attached hereto as Exhibit B, the incentive stock options granted to you in 1998, 2000 and 2001 and the nonqualified stock options granted to you in 1998, 1999, 2000 and 2001 to permit such options to be exercisable for the original term of the option (i.e., ten years [five years with respect to options granted in 1998] from the option date, as defined in the option agreement) without regard to your termination of employment, and to permit options that are not vested as of your Termination Date to continue to vest and become exercisable in accordance with the terms of that option agreement without regard to your termination of employment. All other terms of each option agreement, including the installment exercise of options as set forth in Section 3 of the option agreement, shall remain in effect. Options granted in 1997 and incentive stock options granted in 1999 shall not be modified pursuant to this Agreement to further extend their vesting or exercise period, and shall be exercisable in accordance with their present terms (i.e., exercisable within 30 days of your termination of employment).

(6)                                  You will be entitled to participate in CFB’s Annual Incentive Compensation Plan at the participation level established for you by CFB as of December 31, 2001.

Where applicable, benefits will also be available to you in connection with or following your Termination Date under the CFB Flexible Benefit Plan and other CFB benefit programs, as applicable.  These benefits will be handled in accordance with the terms and conditions of those plans.  You are not eligible to participate in any such plans following your Termination Date unless otherwise required or permitted pursuant to applicable law.

The premium payments in (2) will be made on a timely basis on your behalf contingent upon your payment on a timely basis of your share of employee premiums.  The payment in (3) will be made with your first bi-weekly payment or lump sum payment under (1).

The Plan contributions described in (4) above shall be made at the same time as contributions for active CFB employees are made.

In consideration of CFB’s payment of the benefits as provided in this Agreement which CFB is not otherwise required to provide, you agree to the following:

1.                                       Waiver and Release of Claims

You, for yourself, your heirs, successors, assigns, and anyone who has or obtains any legal rights or claims through you, hereby fully waive, release and discharge CFB and its subsidiaries and their past and present directors, officers, shareholders, agents, employees, attorneys, successors, insurers, indemnitors, and assigns (the “Releasees”) from any and all legal and equitable claims, actions, demands, damages, or liabilities of any nature, including, without limitation, breach of contract, wage or benefit claims, promissory estoppel, misrepresentation, wrongful discharge, defamation and discrimination of any kind or any other tort claims, under any federal, state or municipal law or ordinance, and specifically including rights or claims under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and applicable state human rights laws, whether known or unknown, arising out of or in any way connected with any matter, fact, or thing relating to your employment and separation from employment with CFB and existing prior to the date of your signature on this Agreement, except for claims to the benefits provided for in this Agreement.  You understand that you are not waiving any claims or rights which you may have which arise after you sign this waiver and release.  You certify that you have not filed any claims, complaints or other actions against any Releasee and to the full extent permitted by law will not cause or permit to be filed (to the extent you are able to control such filing) any claim, complaint, or action of any nature or type against any Releasee. You are advised by CFB to review your rights and responsibilities under this Agreement with your own lawyer. You understand that you have 21 days to consider signing this Agreement from the date it is first given to you.  If you sign this Agreement before 21 days has elapsed, you will be voluntarily waiving your right to the full 21-day review period.

You acknowledge that CFB specifically denies that it is responsible or legally obligated to you for any claims you may have, other than claims to enforce your rights to the benefits provided for under this Agreement.  This Agreement and the payment required under it fully resolve any and all differences CFB and you may have regarding your employment and separation from employment with CFB.  This Agreement supersedes all prior written and oral agreements between CFB and you, except for any written or legal obligations which you have to CFB under any agreement not to disclose any of CFB’s confidential information or trade secrets, not to compete with CFB, or not to solicit CFB customers, employees or other valuable business contacts.

2.                                       Right to Rescind

You understand that this Agreement is governed by United States and applicable state laws and that you may change your mind and rescind it within seven (7) days after signing it, by delivering a written notice to Mark Anderson, CEO, Community First Bankshares, Inc., 520 Main Avenue, Fargo ND 58124-0001, by hand or mail within the seven (7) day period.  You also understand that this Agreement will become effective and enforceable only after the rescission period has expired.  If you rescind this Agreement, CFB will owe you no benefits as provided under this Agreement following your termination.  You understand that if you violate any terms of this Agreement while you are receiving the benefits provided for above, that payments and provision of all remaining benefits to you will cease immediately and your obligations herein provided shall remain in effect, in consideration of all the benefits which you will have received prior to said violation by you.

3.                                       Return of Property

You certify that upon your termination date you will return all CFB property in your possession and all copies thereof, including but not limited to all keys, equipment, proprietary technology, all CFB documents or computerized transcriptions thereof, including any CFB Confidential Information as defined in paragraph 4 below, and any other property in your possession belonging to CFB.

4.                                       Confidential Information

Effective upon your signature below, you agree that you will not divulge, communicate or use for your benefit or the benefit of any person outside CFB any of CFB’s Confidential Information.  Confidential Information includes but is not limited to CFB’s trade secrets, records, data, customer and prospective customer lists and information, short term and long range plans, all financial information, including sales, specific customer account sales, gross margin information, operating expense and information, competitive strategies and pricing information, procurement resources, information concerning CFB’s business or its manner of operation, personnel information, sales and marketing strategies and information, and any other confidential or technical information which you have obtained during your employment with CFB.  Confidential Information shall mean information not generally known in the business community that has been disclosed to you and is known to you as a consequence of your employment by CFB.  You will not disclose any such information to any person, firm, corporation, association or other entity for any reason whatsoever.  Confidential Information also includes the terms and existence of this Agreement, which may be disclosed by you only to your immediate family, attorney or tax advisor, except as otherwise required by court order.

5.                                       Non-disparagement

Effective upon your signature below, you agree not to (a) make, either directly or indirectly, any derogatory or negative comments of any kind, either oral or written, to any person or organization about CFB or any officer, director, shareholder, employee or any other person affiliated with CFB which would in any way interfere with any of CFB’s business relationships.

6.                                       Opportunity for Review

Your signature below acknowledges that you have read this Agreement carefully and understand all its terms; that you have had full opportunity to consult with an attorney before signing it; that you are signing it knowingly and voluntarily, and that you have not relied upon any representations by any CFB employee, agent or attorney.

You are hereby notified that CFB elects to terminate your Change in Control Severance Agreement upon its expiration effective December 31, 2001, pursuant to Paragraph 2 of that Agreement dated December 1, 1998.  In the event the Board of Directors extends that Agreement prior to its expiration on December 31, 2001, you will be eligible to participate in such extension until December 31, 2002.

This Agreement shall not in any way be construed as an admission of liability by CFB or an admission that CFB has acted wrongfully with respect to you.  CFB specifically denies and disclaims any such liability or wrongful acts.

In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision will be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect.

This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of North Dakota, other than its law dealing with conflicts of law.

We ask you to declare that you have entered into this Agreement voluntarily, without coercion or duress, and with the opportunity to review its contents with legal counsel should you desire.

[Remainder of page intentionally left blank]

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return the original to me.  The copy is for your file.

Sincerely,

COMMUNITY FIRST BANKSHARES, INC.

By:	/s/ Mark A. Anderson
Its:	President

Read and agreed to, with declarations

confirmed, this 13th day of March 2001.

David Lee

/s/ David A. Lee	March 13, 2001
Signature	Date

EXHIBIT A

TO

RELEASE AGREEMENT

                            , 2001

Community First Bankshares, Inc.

Attn: Mark Anderson

520 Main Avenue

Fargo, North Dakota 58124-0001

Dear Mark:

This letter, dated more than 7 days after I signed the agreement between Community First Bankshares, Inc. and me dated             , 2001 is to certify that I have taken no steps to exercise my 7 day right of rescission, as described on page 3 of the agreement.

Very truly yours,

________________________

David Lee

EXHIBIT B

AMENDMENT TO STOCK OPTION AGREEMENTS

THIS AGREEMENT, made as of this         th day of March, 2001, amends the following Stock Option Agreements between COMMUNITY FIRST BANKSHARES, INC., a Delaware corporation (hereinafter called the “Company”), and DAVID LEE, an employee of the Company or one or more of its subsidiaries (hereinafter called the “Optionee”):

Grant Date of Options

Option Type

Original Number of Shares Subject to Option

1998	ISO	6,414
1998	NQSO	3,586
1999	NQSO	9,125
2000	ISO	7,299
2000	NQSO	27,701
2001	ISO	5,177
2001	NQSO	19,823

WHEREAS, the Company and Optionee have entered into a Separation Agreement of even date herewith, which, among other terms, requires that the exercise period of the above options be extended as set forth herein;

THEREFORE, in consideration for the mutual covenants in that Agreement, the parties hereto agree that the above described Stock Option Agreements be and hereby are amended as follows:

1.               Section 5 of the Option Agreement be amended in its entirety to read as follows:

Termination of Employment.   In the event the employment of the Optionee shall terminate other than as a result of the Optionee’s deliberate, willful or gross misconduct, any portion of the Option that is not vested on the date of such termination shall continue to be exercisable in installments in accordance with paragraph 3 and this Option shall terminate and be deemed canceled if not exercised prior to the expiration of the term specified in paragraph 3 hereof. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate the employment of the Optionee at any time.

2.               Section 6 of the Option Agreement shall be amended in its entirety to read as follows:

Death of Optionee.   If the Optionee shall die, the Option shall be exercisable as to the may be exercised by the person to whom the Option is transferred by will or the applicable laws of descent and distribution at any time within six (6) months after the Optionee’s death, but in no event later than the expiration of the term specified in paragraph 3 hereof.

3.               Section 7 of the Option Agreement shall be deleted in its entirety and replaced with the following:

[RESERVED]

4.               Except as set forth above, the terms and conditions of each Stock Option Agreement be and hereby shall remain in full force and effect including, but not limited to, the exercise price per Share upon exercise and the date of expiration of the Option specified in paragraph 3 therein. Nothing herein is intended to, nor shall it be construed so as to cause the incentive stock option granted in 1998 to fail to so qualify under Section 421 of the Code if and to the extent such option is exercised within 90 days of the Optionee’s termination of employment or within six months of the date of death.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Amendment to the above described Option Agreements as of the day and year first above written.

COMMUNITY FIRST BANKSHARES, INC.

By
Its President & CEO

David Lee, Optionee